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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary proxy statement
/ /        Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6(e)(2))
/X/        Definitive proxy statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      SHOPNOW.COM INC.
----------------------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

----------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                           CALCULATION OF FILING FEE

                                                            PER UNIT PRICE OR
                                                                  OTHER
                                      AGGREGATE NUMBER OF  UNDERLYING VALUE OF        PROPOSED
       TITLE OF EACH CLASS OF         SECURITIES TO WHICH  TRANSACTION COMPUTED       MAXIMUM
        SECURITIES TO WHICH               TRANSACTION      PURSUANT TO EXCHANGE  AGGREGATE VALUE OF
        TRANSACTION APPLIES:               APPLIES:           ACT RULE 0-11:        TRANSACTION:      TOTAL FEE PAID:


/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: ____________________________________________________

(2) Form, Schedule or Registration Statement No.: ______________________________

(3) Filing Party: ______________________________________________________________

(4) Date Filed: ________________________________________________________________

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
[LOGO]

                       CONNECTING BUYERS AND SELLERS WORLDWIDE

411 First Avenue South                                            T 206 223 1990
Suite 200 N                                                       F 206 223 2324
Seattle, Washington 98104

April 20, 2000

Dear ShopNow Shareholders:

    I am pleased to invite you to ShopNow's annual meeting of shareholders. The meeting will be at 1:00 p.m., local time, on Monday, May 22, 2000 at Safeco Field, 1250 First Avenue South, Seattle, Washington.

    At the meeting, you will be asked to elect four directors to the ShopNow Board of Directors, approve an amendment increasing by 2,500,000 the number of shares of common stock reserved for issuance under our Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan and transact any other business properly presented at the meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about ShopNow and our operations, including our annual report on form 10-K and our audited consolidated financial statements, in the enclosed 1999 annual report to shareholders.

    We hope you can join us on May 22. Whether or not you can attend, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

                                          Sincerely,

                                          /s/ DWAYNE WALKER

                                          Dwayne M. Walker
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                               [SHOPNOW.COM LOGO]

                             411 FIRST AVENUE SOUTH
                                SUITE 200 NORTH
                           SEATTLE, WASHINGTON 98104

                                                                  April 20, 2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD MONDAY, MAY 22, 2000

Dear ShopNow Shareholders:

    On Monday, May 22, 2000, ShopNow.com Inc. will hold its annual meeting of shareholders at Safeco Field, 1250 First Avenue South, Seattle, Washington. The annual meeting will begin at 1:00 p.m., local time. Only shareholders who owned stock at the close of business on the record date, April 3, 2000, can vote at this meeting or any adjournments that may take place. At the annual meeting we will ask you to:

    - Elect four directors to our board of directors to serve for terms as more fully described in the accompanying proxy statement;

    - Approve an amendment increasing by 2,500,000 the number of shares of common stock reserved for issuance under our Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan; and

    - Transact any other business properly presented at the meeting.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED SLATE OF DIRECTORS DESCRIBED IN THE PROXY STATEMENT AND FOR THE AMENDMENT INCREASING THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1996 COMBINED INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN AND QUALIFYING IT FOR EXEMPTION UNDER SECTION 162(m) OF THE INTERNAL REVENUE CODE.

    At the meeting, we will also report on our 1999 business results and other matters of interest to shareholders.

    To ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

    The approximate date of mailing this proxy statement and accompanying proxy cards is April 20, 2000.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ DWAYNE WALKER

                                          Dwayne M. Walker
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

PLEASE NOTE THAT ATTENDANCE AT OUR ANNUAL MEETING WILL BE LIMITED TO SHAREHOLDERS AS OF THE RECORD DATE, OR THEIR AUTHORIZED REPRESENTATIVES, AND GUESTS.

                                SHOPNOW.COM INC.
                             ---------------------
                                PROXY STATEMENT

                            ------------------------
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The board of directors of ShopNow.com Inc. is sending you this proxy statement in connection with its solicitation of proxies for use at ShopNow's 2000 annual meeting of shareholders. The annual meeting will be held at Safeco Field, 1250 First Avenue South, Seattle, Washington on Monday, May 22, 2000 at 1:00 p.m., local time. We intend to give or mail to shareholders definitive copies of this proxy statement and accompanying proxy cards on or about
April 20, 2000.

RECORD DATE AND OUTSTANDING SHARES

    Only those shareholders who owned common stock at the close of business on April 3, 2000, the record date for the annual meeting, can vote. At that date, there were 52,111,395 issued and outstanding shares of common stock.

QUORUM

    A quorum for the annual meeting is a majority of the outstanding shares of common stock entitled to vote, whether in person or by proxy, at the annual meeting.

REVOCABILITY OF PROXIES

    If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

    - notifying the Secretary of ShopNow in writing before the annual meeting;

    - delivering to the Secretary of ShopNow before the annual meeting a signed proxy with a later date; or

    - attending the annual meeting and voting in person.

SOLICITATION OF PROXIES

    We retained Allen Nelson & Co. to help solicit proxies. We will pay the cost of their services, which is estimated at approximately $9,000, plus reasonable and customary expenses. Proxies will be solicited by personal interview, mail and telephone. Proxies may also be solicited by our directors, officers and employees by telephone, facsimile or otherwise. Our directors, officers and employees will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for the reasonable expenses they incur in forwarding the material.

VOTING

    You are entitled to one vote for each share of common stock you hold. In the election of directors, the directors who receive the greatest number of affirmative votes cast by holders of common stock present, either in person or by proxy, and entitled to vote at the annual meeting, will be elected to the board. You are not entitled to cumulate votes in electing directors. Approval of the amendment to our stock option plan requires that the votes in favor exceed the votes against the proposal.

    If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy card is signed and returned without any direction given, your shares will be voted according to our recommendation. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying notice of annual meeting of shareholders. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

    Abstention and broker non-votes will have no effect on the proposals to be voted on at the annual meeting since they will not represent votes cast at the annual meeting for the purpose of voting on such proposals.

    If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

ACCOUNTANTS

    Representatives of Arthur Andersen LLP, our accountants, are expected to be present at the meeting. Arthur Andersen LLP will have the opportunity to make a statement and will be available to respond to appropriate questions.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    Our articles of incorporation provide for nine directors. Our board currently consists of eight directors, with one vacancy. Our board of directors is divided into three classes. Class I consists of Messrs. Friesel, McClure and Terbeek, whose terms will expire at the 2000 Annual Meeting; Class II consists of Messrs. Maxwell, Lombroso and Snedegar, whose terms will expire at the annual meeting of shareholders to be held in 2001; and Class III consists of Messrs. Lonsdale and Walker, whose terms will expire at the annual meeting of shareholders to be held in 2002. In addition to the Class I directors, Mr. Lombroso, who filled a vacancy on the board, is up for election for a term that will expire at the 2001 Annual Meeting. At each annual meeting of shareholders, successor directors are elected to replace those whose terms have expired. Directors serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. This classification of the board of directors may have the effect of delaying or preventing a change in control or management. Pursuant to our agreements with 24/7 Media and Chase Manhattan Bank, each company has the right to nominate one director. Our officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

    Information is provided below with respect to the three nominees for Class I director and for Mr. Lombroso, as well as those other directors whose terms will continue after the 2000 annual meeting. Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies FOR the four nominees to the board named below. Although the board anticipates that Messrs. Friesel, McClure, Terbeek and Lombroso will be available to serve as directors, should any of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the board.

NOMINEES FOR ELECTION

    CLASS I DIRECTORS (TERM TO EXPIRE IN 2003)

    JACOB I. FRIESEL, age 50, has served as a director since November 1999. Since February 1998, he has been the Executive Vice President-Sales and Marketing and a director of 24/7 Media, an Internet advertising and direct marketing firm. From 1997 to 1998, he was President of Katz Millennium Marketing, the Internet media sales division of Katz Media Group, Inc. From 1994 to 1997, he was Vice President-Strategic Planning for the Katz Television Group. From 1993 to 1994, he was a Vice President and General Sales Manager of Katz American Television, an advertising representative of major market television stations. Mr. Friesel was elected as one of our directors pursuant to a provision of our cross promotion agreement with 24/7 Media. Mr. Friesel received a B.A. from the City University of New York.

    MARK C. MCCLURE, age 49, has served as a director since August 1998. From January 1979 to November 1997, he was President and Chief Executive Officer of Cobra Golf, a golf club manufacturer.

    MARK H. TERBEEK, age 29, has served as a director since February 1997. Since July 1999 he has been Vice President-Corporate Development at Vitaltone, Inc. From August 1997 to July 1999, he was an independent management consultant. From May 1995 to August 1997, he was an associate for First Analysis Corporation, a venture capital firm. From August 1993 to May 1995, he was a business analyst at McKinsey & Co., a management consulting company. He received a B.A. from DePauw University and an M.B.A. from Stanford University.

    CLASS II DIRECTOR (TERM TO EXPIRE IN 2001)

    EYTAN J. LOMBROSO, age 48, has served as a director since October 1999. Since May 1998, he has been Senior Vice President-Card Member Services at Chase Manhattan Bank. From September 1996 to May 1998, he was Senior Vice President-International Consumer at Chase. From August 1995 to September 1996, he was Senior Vice President-Merger Integration at Chase. From January 1993 to August 1995, he was Senior Vice President-Retail Bank Transformation at Chase. Mr. Lombroso was elected as one of our directors pursuant to our agreement with Chase Manhattan Bank. Mr. Lombroso received a B.S. from Technion-Israel Institute of Technology and an M.B.A. from Pepperdine University.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

CONTINUING BOARD MEMBERS

    CONTINUING CLASS II DIRECTORS (TERMS TO EXPIRE IN 2001)

    BRET R. MAXWELL, age 40, has served as a director since February 1997. Since June 1982, he has been Co-Chief Executive Officer of First Analysis, a venture capital firm. He also serves on the board of directors and is a member of the compensation committee of Dynamic Healthcare Technologies, a healthcare information systems company. Mr. Maxwell received a B.S. in engineering and an M.B.A. from Northwestern University.

    JOHN R. SNEDEGAR, age 50, has served as a director since September 1998. Since April 1999, he has been President and Chief Executive Officer of Micro General, a telecommunications and commerce service provider. From
September 1991 to March 1999, he was the President of United Digital Network, a long-distance telephone company. He also serves on the boards of directors of StarBase Corporation, a software configuration management company, STAR Telecommunications, a multi-national telecommunications company, and Micro General, an information technology and telecommunications company. Mr. Snedegar received a B.A. from Kansas State University.

    CONTINUING CLASS III DIRECTORS (TERMS TO EXPIRE 2002)

    DAVID M. LONSDALE, age 46, has served as a director since October 1998. Since December 1998, he has been President and Chief Executive Officer of Uppercase, a Xerox subsidiary and software development company. From
November 1996 to November 1998, he was the Chief Executive Officer and President of Major Connections, a software distribution company. From April 1995 to November 1996, he was Vice President of Worldwide Sales at Integrated Micro Products, a computer manufacturer. From May 1990 to April 1995, he was President and Chief Executive Officer of A.C. Nielsen Software and Systems, a direct marketing software company delivering software and solutions for direct marketing. Mr. Lonsdale received a B.S. in physics and a B.S. in mathematics from the University of Leeds in England and an M.B.A. from Cornell University.

    DWAYNE M. WALKER, age 38, has been our Chairman of the Board since
March 1996, our Chief Executive Officer since August 1996 and a director since August 1995. Mr. Walker was our President from March 1996 to January 2000. From April 1995 to April 1996, he was President and Chief Executive Officer of Integra Technologies, a wireless communications company. From September 1989 to March 1995, he was a Director for Microsoft Windows NT and Networking Products and a General Manager of Microsoft Corporation, a software company.

INFORMATION ON BOARD COMMITTEES AND MEETINGS

    During 1999, there were 17 meetings of the Board, 10 of which were held telephonically. Each of ShopNow's directors attended 75% or more of the total number of board meetings held during that director's service on the board. Each of the directors attended 75% or more of the committee meetings held during the director's service on the applicable committee.

    The board has an audit committee and a compensation committee.

    The audit committee reviews our financial controls and our accounting, audit and reporting activities. The audit committee also makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by our independent auditors and reviews the accounting principles and auditing practices and procedures to be used for our financial statements. Messrs. Lonsdale, Maxwell and McClure constitute the audit committee. During the past year, there were no audit committee meetings.

    The compensation committee reviews and recommends to the board of directors the compensation and benefits for our officers, directors and employees. The compensation committee also administers our stock option plans and our employee stock purchase plan. Messrs. Lonsdale, McClure and Snedegar constitute the compensation committee. During the past year, there was one compensation committee meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1999, Mr. Walker served both as our President and Chief Executive Officer and as a member of the compensation committee. Currently, no member of the compensation committee is an officer or employee of ShopNow. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTORS COMPENSATION

    Directors currently do not receive any cash compensation from us for serving as directors or on board committees, but are reimbursed for their reasonable expenses incurred in attending board meetings. We are, however, authorized to pay members for attending meetings or a salary in addition to reimbursement for expenses in connection with attending meetings. In the past, we have granted options to purchase common stock to nonemployee directors. See "Related Transactions With Executive Officers, Directors and 5% Shareholders."

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    JOE E. ARCINIEGA, JR., age 41, has been the President of ShopNow.com USA since January 2000 and our Chief Operating Officer since November 1998. From May 1996 to November 1998, he was Vice President-Operations for GT Interactive Software, an entertainment software company. From November 1994 to May 1996, he was Vice President-Operations of Humongous Entertainment, a children's software company. From September 1994 to October 1994, he was the Operations Consultant for Humongous Entertainment. From October 1991 to July 1994, he served as Director at the Pritikin Longevity Center, a cardio-health facility.

    ALAN D. KOSLOW, age 42, has been our Executive Vice President, Chief Financial Officer, General Counsel and Secretary since June 1998. From May 1997 to June 1998, he was of counsel to Graham & James LLP/Riddell Williams P.S., a law firm. From February 1990 to April 1997, he was an attorney at Foster
Pepper & Shefelman PLLC, a law firm. Mr. Koslow received a B.A. in Economics and accounting from Rutgers University and a J.D. from Rutgers Law School.
Mr. Koslow is a certified public accountant.

    GANAPATHY KRISHNAN, PH.D., age 39, has been our Executive Vice President and Chief Technology Officer since January 1997. From March 1996 to December 1996, he was Chief Executive Officer of Web Solutions, an e-commerce software company. From September 1991 to December 1996, he was Chief Executive Officer of Intelligent Software Solutions, an e-commerce software company. Dr. Krishnan received a B.S. in technology, chemical engineering from IIT Madras in India, an M.S. in chemical engineering from the University of Louisville and an M.S. and Ph.D. in computer science from the State University of New York/Buffalo.

    OTHNIEL D. PALOMINO, age 36, has been an Executive Vice President since April 1997. Mr. Palomino manages e-commerce services and the b2bNow.com portal. From September 1991 to March 1997, he was a Group Manager for Microsoft. He received a B.S. in engineering from Princeton University and an M.B.A. from Stanford University.

    WILLIAM D. PITTMAN, age 38, has been our Executive Vice President and Chief Technical Architect since June 1999. From 1993 to June 1999, he was founder and Chief Technical Officer of GO Software, a developer of e-commerce payment processing technologies. Mr. Pittman received a B.S. in chemical engineering from the University of Southern Florida and an M.B.A. from Georgia Southern University.

    ANNE-MARIE K. SAVAGE, age 35, has been an Executive Vice President since June 1999. Ms. Savage has primary responsibility for the ShopNow.com marketplace. From February 1998 to June 1999, she was our Senior Vice President-Marketing and Business Development. From March 1997 to February 1998, she was our Vice President-Online Stores, and from July 1996 to March 1997, she was our Director of Marketing. From April 1995 to April 1996, she was the Director of Marketing of Integra Technologies. From April 1994 to April 1995, she was an independent marketing consultant. Ms. Savage received a B.A. in hotel and restaurant administration from Washington State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of December 31, 1999, certain information regarding the beneficial ownership by

    - each person known to us to own beneficially 5% or more of our outstanding voting securities, based on publicly available information;

    - each of our officers for whom information is provided under "Executive Compensation" in this report;

    - each of our directors; and

    - all of our directors and executive officers as a group.

    To ShopNow's knowledge, the beneficial owners listed on the following table have sole voting and investment power with respect to the shares shown as beneficially owned.

                                                                                               SHARES OF
                                                                                     SHOPNOW.COM INC. COMMON STOCK
                                                                                    -------------------------------
                                                                                          NUMBER
                               NAME AND ADDRESS OF                                     BENEFICIALLY     PERCENT OF
                              BENEFICIAL OWNERS (1)                                       OWNED            CLASS
----------------------------------------------------------------------------------  ------------------  -----------
EXECUTIVE OFFICERS
Joe E. Arciniega, Jr. (2).........................................................           83,575              *
Alan D. Koslow (3)................................................................          213,450              *
Othniel D. Palomino (4)...........................................................          756,986           1.75%
Anne-Marie K. Savage (5)..........................................................          107,868              *
Dwayne M. Walker (6)..............................................................        2,660,465           6.09

DIRECTORS
Jacob I. Friesel (7)..............................................................        5,168,500          11.80
Eytan J. Lombroso (8).............................................................        2,655,556           6.11
David M. Lonsdale (2).............................................................           33,345              *
Bret R. Maxwell (9)...............................................................        2,937,130           6.84
Mark C. McClure (10)..............................................................          161,056              *
John R. Snedegar (2)..............................................................           33,345              *
Mark H. Terbeek (11)..............................................................        2,937,130           6.84

All directors and executive officers as a group (12) (14 persons).................       17,460,684          37.76

OTHER PRINCIPAL SHAREHOLDERS
24/7 Media, Inc. (13).............................................................        5,168,500          11.80%
Chase Manhattan Capital, L.P. (14)................................................        2,655,556           6.11
Jeffrey B. Haggin (15)............................................................          904,797           2.09

------------------------

*   Less than 1% of the outstanding shares of common stock.

(1) The address of 24/7 Media, Inc. and Mr. Friesel is 1250 Broadway, 28th Floor, New York, New York 10001. The address of Messrs. Maxwell and Terbeek is c/o First Analysis Corporation, the Sears Tower, Suite 950, 233 South Wacker Drive, Chicago, Illinois 60606. The address of Chase Manhattan Capital, L.P. and Mr. Lombroso is 2 Chase Manhattan Plaza, 16th Floor, New York, New York 10081. The address of Mr. Walker, is c/o ShopNow.com Inc., 411 First Avenue South, Suite 200 North, Seattle, Washington 98104.

(2) Represents shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of December 31, 1999.

(3) Includes 93,450 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of December 31, 1999.

(4) Includes 341,140 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of December 31, 1999.

(5) Includes 97,868 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of December 31, 1999.

(6) Includes 6,400 shares owned by family members of Mr. Walker over which Mr. Walker holds voting power and 75,000 shares held by various trusts over which Mr. Walker has voting power. Also includes

    771,458 shares issuable pursuant to options held by Mr. Walker that are currently exercisable or exercisable within 60 days of December 31, 1999. Mr. Walker is a director in addition to being an executive officer.

(7) Represents 4,308,500 shares held by 24/7 Media, Inc. and 860,000 shares issuable pursuant to warrants held by 24/7 Media, Inc. that are currently exercisable. Mr. Friesel is a director and an Executive Vice President of 24/7 Media, Inc. Mr. Friesel disclaims beneficial ownership of all shares held by 24/7 Media, Inc.

(8) Represents 2,100,000 shares held by Chase Manhattan Capital, L.P. and 555,556 shares issuable pursuant to a warrant held by Chase Manhattan Capital, L.P. that is currently exercisable. Mr. Lombroso is an executive officer of Chase Manhattan Bank, an affiliate of Chase Manhattan Capital, L.P.

(9) Includes 1,456,065 shares held by each of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. Also includes 6,250 shares issuable pursuant to warrants held by each of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. that are currently exercisable. Also includes 12,500 shares issuable pursuant to options held by Mr. Maxwell that are currently exercisable or exercisable within 60 days of December 31, 1999. Mr. Maxwell is Chief Executive Officer of First Analysis Corporation, which is the manager of Environmental Private Equity Fund II, L.P. and of The Productivity Fund III, L.P. Mr. Maxwell disclaims beneficial ownership of all shares held by Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P., except to the extent of his pro rata pecuniary interest therein.

(10) Represents 127,711 shares held jointly with Mr. McClure's wife, and 33,345 shares issuable pursuant to options held by Mr. McClure that are currently exercisable or exercisable within 60 days of December 31, 1999.

(11) Includes 1,456,065 shares held by each of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. Also includes 6,250 shares issuable pursuant to warrants held by each of Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P. that are currently exercisable. Also includes 12,500 shares issuable pursuant to options held by Mr. Terbeek that are currently exercisable or exercisable within 60 days of December 31, 1999. Mr. Terbeek was formerly an associate with First Analysis Corporation, which is the manager of Environmental Private Equity Fund II, L.P. and of The Productivity Fund III, L.P. Mr. Terbeek disclaims beneficial ownership of all shares held by Environmental Private Equity Fund II, L.P. and The Productivity Fund III, L.P., except to the extent of his pro rata pecuniary interest therein.

(12) Includes 1,784,516 shares issuable pursuant to options and 1,428,056 shares issuable pursuant to warrants that are currently exercisable or exercisable within 60 days of December 31, 1999.

(13) Includes 860,000 shares issuable pursuant to warrants held by 24/7 Media, Inc. that are currently exercisable.

(14) Include 555,556 shares issuable pursuant to a warrant held by Chase Manhattan Capital, L.P. that is currently exercisable.

(15) Includes 113,500 shares held by Mr. Haggin as trustee of various trusts. Also includes 284,650 shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of December 31, 1999.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by us to our Chief Executive Officer and other executive officers whose salary and bonus for fiscal 1999 exceeded $100,000:

                                                                               SUMMARY COMPENSATION TABLE
                                                                    ------------------------------------------------
                                                                                                         LONG-TERM
                                                                                                       COMPENSATION
                                                                                                          AWARDS
                                                                                                       -------------
                                                                                ANNUAL COMPENSATION     SECURITIES
                                                                               ----------------------   UNDERLYING
NAME AND PRINCIPAL POSITION                                           YEAR       SALARY      BONUS        OPTIONS
------------------------------------------------------------------  ---------  ----------  ----------  -------------
Dwayne M. Walker..................................................       1999  $  321,923  $  101,566      950,175
  Chairman and                                                           1998     187,092      50,000      335,475
  Chief Executive Officer                                                1997      97,778          --      461,458
Joe E. Arciniega, Jr..............................................       1999     173,672       1,566       50,175
  President, ShopNow.com USA and Chief Operating Officer                 1998      21,875          --      250,100
Alan D. Koslow....................................................       1999     173,654      26,566      160,175
  Executive Vice President, Chief Financial Officer, General             1998      95,996          --      190,475
  Counsel and Secretary
Othniel D. Palomino...............................................       1999     134,263      26,566       50,175
  Executive Vice President Corporate Development                         1998      80,000      12,000       40,475
                                                                         1997      23,282          --      368,000
Anne-Marie K. Savage..............................................       1999     134,263      26,566      122,850
  Executive Vice President                                               1998      84,167      14,000       43,475
                                                                         1997      68,750          --       48,750
Jeffrey B. Haggin.................................................       1999     173,654       1,566      300,175
  Former Executive Vice President                                        1998      29,167          --      220,100

OPTION GRANTS

    During fiscal 1999, we granted options to purchase a total of 7,409,430 shares of common stock both outside of and under our stock option plans to our employees, directors and consultants, including the individuals listed in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1999.

    The following table sets forth certain information with respect to stock options granted to each of the individuals listed in the Summary Compensation Table in fiscal 1999. In accordance with Securities and Exchange Commission rules, potential realizable values for the following table are:

    - net of exercise price before taxes;

    - based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the term; and

    - based on the assumption that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                          OPTION GRANTS IN FISCAL 1999

                                                           INDIVIDUAL GRANTS
                                              -------------------------------------------
                                                                                 FAIR
                                  NUMBER OF      % OF TOTAL                     MARKET
                                 SECURITIES        OPTIONS                     VALUE ON
                                 UNDERLYING      GRANTED TO       EXERCISE     THE DATE
                                   OPTIONS      EMPLOYEES IN        PRICE      OF GRANT*   EXPIRATION
NAME                               GRANTED       FISCAL 1999      ($/SHARE)    ($/SHARE)      DATE
-------------------------------  -----------  -----------------  -----------  -----------  -----------
Dwayne M. Walker...............     450,000            6.46%      $   10.00    $    8.54      6/18/09
                                        175             ***            9.00         9.50      8/11/09
                                    500,000            7.18           12.00         9.50      9/27/09
Joe E. Arciniega, Jr...........      50,000             ***           10.00         8.54      6/18/09
                                        175             ***            9.00         9.50      8/11/09
Alan D. Koslow.................     110,000            1.58           10.00         8.54      6/18/09
                                        175             ***            9.00         9.50      8/11/09
                                     50,000             ***            2.00        11.63      10/1/09
Othniel D. Palomino............      50,000             ***           10.00         8.54      6/18/09
                                        175             ***            9.00         9.50      8/11/09
Anne-Marie K. Savage...........     122,675            1.76           10.00         8.54      6/18/09
                                        175             ***            9.00         9.50      8/11/09
Jeffrey B. Haggin..............     300,000            4.31            2.00         7.22      9/15/08
                                        175             ***            9.00         9.50      8/11/09


                                   POTENTIAL REALIZABLE VALUE AT ASSUMED
                                        ANNUAL RATES OF STOCK PRICE
                                       APPRECIATION FOR OPTION TERM**
                                 ------------------------------------------
NAME                                  0%            5%             10%
-------------------------------  ------------  -------------  -------------
Dwayne M. Walker...............  $         --  $   1,759,842  $   5,467,752
                                           88          1,133          2,737
                                           --      1,737,249      6,320,277
Joe E. Arciniega, Jr...........            --        195,538        607,528
                                           88          1,133          2,737
Alan D. Koslow.................            --        430,184      1,336,562
                                           88          1,133          2,737
                                      481,250        846,795      1,407,613
Othniel D. Palomino............            --        195,538        607,528
                                           88          1,133          2,737
Anne-Marie K. Savage...........            --        479,752      1,490,570
                                           88          1,133          2,737
Jeffrey B. Haggin..............     1,566,000      2,760,177      4,507,315
                                           88          1,133          2,737

------------------------

* Prior to our initial public offering, fair market value was established in good faith by our board of directors based on several factors; subsequent to our initial public offering, fair market value is based on the closing price for our common stock as reported by the Nasdaq National Market on the date of grant.

** These values are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

*** Less than 1% of total options granted to employees in 1999.

FISCAL YEAR-END OPTION VALUES.

    The following table presents information about options held by the executive officers named in the Summary Compensation Table and the value of those options as of December 31, 1999. The value of in-the-money options is based on the closing price on December 31, 1999, net of the option exercise price.

                     AGGREGATE OPTION EXERCISES IN 1999 AND
                         FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES
                                                                          UNDERLYING              VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS
                                           SHARES                     DECEMBER 31, 1999           AT DECEMBER 31, 1999
                                          ACQUIRED      VALUE     --------------------------  ----------------------------
NAME                                     ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------  -----------  ----------  -----------  -------------  -------------  -------------
Dwayne M. Walker.......................      25,650   $  203,588     704,792      1,016,666   $  11,976,342   $ 8,736,446
Joe E. Arciniega, Jr...................          --           --      83,575        216,700       1,247,527     2,936,956
Alan D. Koslow.........................     127,200    1,003,700      93,450        130,000       1,589,397     1,321,875
Othniel D. Palomino....................      52,510      463,845     341,140         65,000       6,246,321       700,938
Anne-Marie K. Savage...................      10,000       97,500      95,736        144,339       1,718,183     1,473,338
Jeffrey B. Haggin......................          --           --     262,775        257,500       4,586,827     4,443,906

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    ShopNow has entered into a written employment agreement with Mr. Walker effective as of July 1, 1999. This agreement may be terminated by either
Mr. Walker or ShopNow at any time, upon written notice to the other. The agreement provides for an initial annual salary of $400,000 and a yearly bonus of up to $200,000, based upon the achievement of performance criteria specified by the compensation committee. Mr. Walker's salary is to be reviewed at the end of each calendar year by the compensation committee and adjusted at the board's sole discretion, provided, however, that Mr. Walker's salary may not be adjusted downward without his consent. Pursuant to the agreement, Mr. Walker received, as of September 27, 1999, an option to purchase 500,000 shares of common stock at an exercise price equal to $12.00 per share, which option will vest in four equal semiannual installments subject to Mr. Walker's continued employment with ShopNow. After the first year of the agreement, ShopNow will grant Mr. Walker during each of the next eight quarters an option to purchase up to 125,000 shares of common stock at an exercise price equal to the closing price of ShopNow's common stock on the Nasdaq National Market on the date of grant, which option will vest in four equal semiannual installments subject to Mr. Walker's continued employment with ShopNow. Mr. Walker receives a $400 monthly car allowance and life insurance of $2,000,000. If Mr. Walker is terminated by ShopNow at any time without cause, or if he terminates his employment for "good reason" after we have received 30 days' notice and have failed to cure, or leaves within six months after a change in control of ShopNow, ShopNow will pay him a lump-sum amount equal to his annual base salary for a period of 24 months following termination and all options granted to him under this agreement shall vest. In addition, upon such termination, Mr. Walker may elect to borrow up to $2,000,000 from us to finance the exercise of those options. For purposes of the agreement, "good reason" means and includes the occurrence without Mr. Walker's consent of a material reduction in his title, authority, status or responsibilities or our material breach of the agreement.

    AMENDED AND RESTATED 1996 COMBINED INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN. The Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan provides that in the event of our merger with or into another corporation or a sale of all or substantially all of our assets, each option and stock purchase right will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee will have the right to exercise all of the optioned stock, including shares as to which it would not otherwise be exercisable, for a period of 15 days from the date of notice from the administrator, after which date the option or stock purchase right will terminate.

    1999 EMPLOYEE STOCK PURCHASE PLAN. The 1999 Employee Stock Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the lesser of the fair market value per share of the common stock on the first day of the offering period or on the purchase date. Participants generally may not purchase shares if, immediately after the grant, the participant would own stock or options to purchase shares of common stock totaling 5% or more of the total combined voting power of all of ShopNow's capital stock, or more than $25,000 of our capital stock in any calendar year. In addition, a participant may not purchase more than 5,000 shares during any offering period. In the event of a sale of all or substantially all of our assets or the merger of ShopNow with or into another corporation, the board of directors may accelerate the exercise date of the current purchase period to a date prior to the change in control.

    1999 NONOFFICER EMPLOYEE STOCK OPTION PLAN. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, each outstanding award granted under our 1999 Nonofficer Employee Stock Option Plan will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the award, the forfeiture restrictions applicable to stock awards will lapse and outstanding options will become fully exercisable for a period of 15 days from the date of notice from the plan administrator, after which date the options will terminate and no longer be exercisable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The following is the report of our compensation committee describing the compensation policies and rationale applicable to our executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1999. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into that filing.

    Until June 15, 1999, the compensation committee was comprised of two non-employee directors and Mr. Walker, our President and Chief Executive Officer. On June 15, 1999, our board of directors elected three new non-employee directors to serve on the compensation committee. Since that time, non-employee directors have comprised our compensation committee. The compensation committee establishes our general compensation policies as well as the compensation plans and specific compensation levels for executive officers. The compensation committee seeks to provide executive officers with competitive compensation that enables us to attract and retain employees who contribute to our success and maximize shareholder value. Specifically, for executive officers, compensation is determined according to the criteria described below.

    COMPENSATION

    The compensation committee establishes the salaries of the executive officers by considering (i) the salaries of executive officers in similar positions at comparably-sized peer companies, (ii) our financial performance over the past year based on revenues and operating results and (iii) the achievement of individual performance goals related to each executive officer's duties and area of responsibility.

    EQUITY-BASED COMPENSATION

    The compensation committee views stock options as an important part of our long-term, performance-based compensation program. The compensation committee bases grants of stock options to our executive officers under our stock option plan on the committee's estimation of each executive's contribution to the long-term growth and profitability of ShopNow. The stock option plan is intended to provide additional incentives to the executive officers to maximize shareholder value. Options are generally granted under the stock option plan at the then-current market price and are generally subject to two or three-year vesting periods to encourage key employees to remain with us.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The base salary of Dwayne Walker, our Chief Executive Officer, is set at an amount the compensation committee believes is competitive with salaries paid to executives of companies of comparable size in similar industries. In evaluating Mr. Walker's salary, the compensation committee relied upon publicly available compensation information and informal data obtained by the compensation committee with respect to cash compensation and stock option grants to similarly situated executives of high technology companies of comparable size.

    Mr. Walker's 1999 annual salary was approved by the board of directors by considering several factors, including Mr. Walker's assistance in attaining our goals for corporate revenue and operating results for the fiscal year, completing a number of significant strategic acquisitions, business alliances and relationships, launching several additional online media properties and shaping our strategic focus, market position and brand development. No set formula is used for this determination, and no particular function is weighted more than another.

    As of July 1, 1999, we entered into a written employment agreement with Mr. Walker. The agreement provides for an initial annual salary of $400,000 and a yearly bonus of up to $200,000, based on the achievement of performance criteria specified by the compensation committee. In December 1999, based specifically on Mr. Walker's efforts in consummating our initial public offering, the compensation committee granted Mr. Walker a cash bonus in the amount of $300,000. Pursuant to the agreement, Mr. Walker received, as of September 27, 1999, an option to purchase 500,000 shares of common stock at an exercise price of $12.00. After the one year anniversary of the date of the agreement, Mr. Walker is also entitled to receive options to purchase up to 125,000 shares of common stock during each of the next eight quarters at an exercise price equal to the fair market value of the common stock on the date of grant.

    POLICY ON DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation that qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only on attainment of pre-established, objective performance goals under a plan approved by shareholders.

    The compensation committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the compensation committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The compensation committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and ShopNow's best interests.

    SUMMARY

    The compensation committee believes that our compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to our goals. Our compensation policies will evolve over time as we move to attain the near-term goals we have set for ShopNow while maintaining our focus on building long-term shareholder value.

                                          Compensation Committee

                                          David M. Lonsdale
                                          Mark C. McClure
                                          John R. Snedegar

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative return to the shareholders of our common stock with the cumulative return of (i) the Nasdaq U.S. Index and (ii) the Dow-Jones Internet Commerce Index for the period commencing September 29, 1999 (the date of our initial public offering) and ending on December 31, 1999. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, and such information shall not be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference into that filing.

         COMPARISON OF CUMULATIVE TOTAL RETURN* AMONG SHOPNOW.COM INC.,
  THE NASDAQ STOCK MARKET COMPOSITE INDEX AND THE DOW-JONES INTERNET COMMERCE
                                     INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             SHOPNOW.COM INC.           NASDAQ STOCK MARKET COMPOSITE INDEX              DOW-JONES INTERNET COMMERCE INDEX
 9/29/99          $100.00                             $100.00                                         $100.00
12/31/99                 $149.26                                          $149.04                                        $112.77

                                                                           9/29/99   12/31/99
                                                                          ---------  ---------
ShopNow.com Inc.........................................................  $  100.00  $  149.26
The Nasdaq Stock Market Composite Index.................................  $  100.00  $  149.04
The Dow-Jones Internet Commerce Index...................................  $  100.00  $  112.77

------------------------

(*) Assumes $100 invested in the Company's common stock at the close of the first day of trading on September 29, 1999. Similarly, assumes $100 invested in the Nasdaq Stock Market Composite Index and the Dow-Jones Internet Commerce Index on September 29, 1999.

RELATED TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND 5% SHAREHOLDERS

    In April 1999, we issued to 24/7 Media 4,300,000 shares of Series G convertible preferred stock at $7.00 per share in exchange for $30.1 million in consideration, consisting of cash, 466,683 shares of 24/7 Media common stock and 24/7 Media's majority interest in CardSecure. A portion of the shares of Series G convertible preferred stock were placed in escrow pending consummation of our acquisition of CardSecure, which occurred on June 15, 1999. 24/7 Media also received warrants to purchase 860,000 shares of common stock at $7.00 per share. As of December 31, 1999, 24/7 Media beneficially owned 11.8% of our outstanding common stock. In connection with the acquisition of CardSecure, we acquired an additional 9,727 shares of 24/7 Media common stock. As of December 31, 1999, we owned 476,410 shares of 24/7 Media common stock. In connection with this purchase, we also entered into both a cross promotion agreement and a mutual promotion agreement with 24/7 Media.

    Under the cross promotion agreement, 24/7 Media promotes our e-commerce and direct marketing services to its network of over 2,500 affiliated web sites in exchange for our promotion of 24/7 Media's advertising, representation and e-mail management services to merchants. This agreement entitles each party to share in the revenues of the other party based on the amount of business generated through this relationship. The agreement prohibits 24/7 Media from engaging other specifically identified providers of e-commerce services as co-marketing partners for e-commerce technologies that we offer. We also have a right of first refusal on any partnership with 24/7 Media for e-commerce technology or services from other third parties, assuming we provide similar products and services. 24/7 Media is the only third party authorized to sell advertising on our web sites. Under this agreement, we are obligated to purchase at least $1.0 million annually in shopping traffic from 24/7 Media. In connection with 24/7 Media's investment in ShopNow, 24/7 Media has the right to nominate a director of ShopNow. 24/7 Media has designated Jacob Friesel as that nominee.

    Under the mutual promotion agreement, we jointly brand 24/7 Media's Click2Buy transactional banner service with the ShopNow name and receive fees for processing all Click2Buy transactions. Click2Buy is the process whereby a shopper can click on a banner advertisement from within a specific web site and purchase the product or service in the banner advertisement without having to leave the web site where the shopper originally saw the banner advertisement.

    In connection with our acquisition of GO Software in June 1999, William Pittman joined ShopNow as an executive officer and received, in exchange for his shares of capital stock in GO Software, 814,688 shares of our common stock, $2.0 million in cash, and options to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $7.00 per share. The total value of the package Mr. Pittman received at the time of the acquisition equaled $8,517,504.

    In June 1999, we entered into a stock purchase agreement with CB Capital Investors pursuant to which we issued 2,100,000 shares of Series I convertible preferred stock at $9.00 per share in exchange for $18.9 million in cash. CB Capital Investors also received warrants to purchase 555,556 shares of common stock. As of December 31, 1999, CB Capital Investors beneficially owned 6.1% of our shares of common stock. In July 1999, we entered into a licensing agreement with Chase Manhattan Capital, an affiliate of CB Capital Investors, which agreement has been assigned to Chase Manhattan Bank. Pursuant to this agreement, Chase paid us a licensing fee to use the technology underlying the site. As part of the agreement, Chase is a preferred provider of financial services for ShopNow.com and the exclusive marketer of credit cards featuring the ShopNow brand. The agreement provides that each party shares in the revenues of the other party based on the amount of business generated through this relationship. As part of the agreement, we participate equally with Chase in a cooperative marketing fund to promote the services being offered under this agreement. Our marketing obligations to Chase include placing an advertisement on the ShopNow.com home page, making direct mailings regarding Chase's merchant services to merchants on the ShopNow network and mentioning Chase's merchants in our own advertising. Our obligation to the fund is to contribute at least
$3.0 million annually. The agreement has an initial term of 27 months, with a three year renewal period at Chase's option. In connection with Chase's investment in ShopNow, Chase has the right to designate one nominee to serve as a director of ShopNow. Chase has designated Eytan Lombroso as its nominee.

    On various occasions during fiscal 1999 and fiscal 1998, we granted the following options to purchase shares of our common stock to the following executive officers and directors:

    - On May 3, 1999, we granted Mr. Lonsdale options to purchase 50,000 shares of common stock with an exercise price of $7.00;

    - On May 3, 1999, we granted Mr. Maxwell options to purchase 50,000 shares of common stock with an exercise price of $7.00;

    - On May 3, 1999, we granted Mr. McClure options to purchase 50,000 shares of common stock with an exercise price of $7.00;

    - On both September 30, 1998 and May 3, 1999, we granted Mr. Snedegar options to purchase 50,000 shares of common stock with exercise prices of $4.00 and $7.00, respectively;

    - On May 3, 1999, we granted Mr. Terbeek options to purchase 50,000 shares of common stock with an exercise price of $7.00;

    - In June 1999, we granted Mr. Walker, Mr. Koslow, Dr. Krishnan,
      Mr. Palomino, Ms. Savage and Mr. Arciniega options to purchase 450,000, 110,000, 35,525, 50,000, 122,675 and 50,000 shares of common stock, respectively, at an exercise price of $10.00 per share.

    - On August 11, 1999, we granted each of Mr. Arciniega, Mr. Haggin,
      Mr. Koslow, Mr. Krishnan, Mr. Palomino, Ms. Savage and Mr. Walker options to purchase 175 shares of common stock with exercise prices of $9.00;

    - On October 1, 1999, we granted Mr. Koslow options to purchase 50,000 shares of common stock with an exercise price of $2.00; and

    - On September 27, 1999, we granted Mr. Walker options to purchase 500,000 shares of common stock with an exercise price of $12.00.

    On October 28, 1999, ShopNow entered into a Stock Purchase Agreement with escrow.com, Inc., pursuant to which ShopNow purchased 500,000 of escrow.com's common stock and 2,000,000 shares of its Series A Preferred Stock, representing in the aggregate approximately 11.9% of the outstanding equity securities of escrow.com. Dwayne Walker, our Chief Executive Officer and Chairman of the Board, is a director of escrow.com. John Snedegar, a member of our board of directors, is the Chief Executive Officer and a director of escrow.com.
Mr. Walker and Mr. Snedegar also beneficially own approximately 1.9% and 2.8% of the outstanding common stock of escrow.com. In connection with the share purchase, ShopNow and escrow.com also entered into a Services Agreement, pursuant to which ShopNow agreed to serve as the exclusive provider of payment processing services for all escrow transactions effected by escrow.com. In addition, under the Services Agreement, escrow.com agreed to serve as the exclusive provider of escrow services for transactions via the ShopNow Network. Under the agreement, ShopNow will receive 9% of escrow.com's net revenues and will receive monthly payments in the amount of $100,000 per month for a period of at least 12 months commencing on October 25, 1999, which may be extended by ShopNow for an additional six months upon the satisfaction of certain criteria. In addition, ShopNow received the right to acquire warrants to purchase an additional 500,000 shares of escrow.com's common stock by introducing escrow.com to partnering Internet sites for affiliation.

    On September 28, 1999, ShopNow entered into a Promissory Note in the principal amount of $212,500 with Alan Koslow, our Executive Vice President, Chief Financial Officer, General Counsel and Secretary. The execution of the promissory note in favor of ShopNow was made pursuant to the exercise of Mr. Koslow's stock options. The promissory note is secured by the shares of common stock issued pursuant to such stock options, matures on the earlier of September 28, 2001 or the sale of the shares subject to the security interest, and bears interest at 6.25% per annum.

    We believe that all of these transactions were made on terms as favorable to us as we would have received from unaffiliated third parties. Any future transactions between us and our officers, directors and greater than 5% shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of our disinterested, nonemployee directors.

              PROPOSAL 2: AMENDMENTS TO THE 1996 STOCK OPTION PLAN

AMENDMENT TO INCREASE THE NUMBER OF RESERVED SHARES

    The proposed amendment to the 1996 plan increases by 2,500,000 shares the total number of shares of common stock available for granting stock awards or options. The board believes the amendment is necessary to enable us to continue to attract and retain valuable employees.

AMENDMENT TO QUALIFY THE 1996 PLAN FOR EXEMPTION UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE

    Under Section 162(m) of the Internal Revenue Code, publicly held companies may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any one year for each such officer. The Code provides an exception for "performance-based" compensation. The Board is now seeking shareholder approval of limits to qualify grants under
Section 162(m) of the Code that establish that not more than 1,000,000 shares of common stock may be made subject to awards under the 1996 plan to any individual in the aggregate in any one fiscal year, except that ShopNow may make additional one-time grants of up to 1,000,000 shares to newly hired individuals.

    The purpose of the Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan is to attract and retain the best available personnel for positions of substantial responsibility, to promote the success of our business through the grant of incentive stock options and/or nonqualified stock options to purchase our common stock, and to provide added incentive to personnel by encouraging stock ownership in ShopNow. To achieve these purposes more effectively, the board of directors believes it is in ShopNow's best interests to increase the number of shares reserved for issuance under the 1996 plan and to add the Section 162(m) limits described above. Each proxy will be voted for the amendments to the 1996 plan, if no contrary instructions are given in the proxy.

    A copy of the 1996 plan, as proposed to be amended, is attached to this proxy statement as Appendix A and is incorporated herein by reference. The following description of the 1996 plan as amended is a summary and does not purport to be a complete description. See Appendix A for more detailed information.

    DESCRIPTION OF THE 1996 PLAN. In October 1996, our board and our shareholders adopted the 1996 plan. Our board of directors amended and restated the 1996 plan in June 1999 and, in July 1999, the amendment was approved by our shareholders. Unless sooner terminated, the stock option plan will automatically terminate in 2009. A total of 10,500,000 shares of common stock are reserved for issuance pursuant to the stock option plan. In addition, the stock option plan provides for automatic annual increases equal to the least of

    - 750,000 shares,

    - 3% of the outstanding shares under the plan on such date, and

    - an amount determined by the board of directors.

    As of December 31, 1999, options to purchase 538,776 shares of common stock had been exercised and options to purchase 7,390,900 shares of common stock were outstanding under the stock option plan with a weighted-average exercise price of $6.24 per share. Options may be granted to employees under the 1996 plan as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or to any employee, director or consultant of ShopNow as nonqualified stock options or stock purchase rights. As of March 31, 2000, 380 of ShopNow's employees were participating in the 1996 plan. As of March 31, 2000, options to purchase an aggregate of 6,701,114 shares of common stock were outstanding under the 1996 plan (net of forfeitures by such employees who subsequently terminated their employment with ShopNow), at exercise prices ranging from $0.50 to $21.50 per share, with a weighted average exercise

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price of $6.56 per share. As of March 31, 2000, 508,586 shares of common stock remained available for grant under the 1996 plan.

    ADMINISTRATION. The 1996 plan is administered by the board of directors. The board has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option, and the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the board of directors has the authority to amend, suspend or terminate the 1996 plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the stock option plan without the option holder's consent.

    TERM. Options and stock purchase rights granted under the stock option plan generally are not transferable by the optionee, and each option and stock purchase right generally is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 plan generally must be exercised within three months following termination of an optionee's status as an employee, director or consultant of ShopNow or within 12 months following termination of an optionee by death or disability, but in no event later than the expiration of the option's 10-year term. In the case of stock purchase rights, unless the administrator determines otherwise, a restricted stock purchase agreement shall grant us a repurchase option that lapses at a rate determined by the plan administrator. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us.

    The 1996 plan provides that in the event of our merger with or into another corporation or a sale of all or substantially all of our assets, each option and stock purchase right will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee will have the right to exercise all of the optioned stock, including shares as to which it would not otherwise be exercisable, for a period of 15 days from the date of notice from the administrator, after which date the option or stock purchase right will terminate.

    EXERCISE OF OPTIONS. The exercise price of all incentive stock options granted under the 1996 plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1996 plan is determined by the board of directors. The term of all options granted under the 1996 plan may not exceed 10 years. The exercise price may be paid to us, at the discretion of the Plan Administrator, in cash, by check, by delivering common stock already owned by the optionee for a period of at least six months (valued at its fair market at the time of exercise), by a full-recourse promissory note, or by a combination of these forms. Upon exercise, the tax withholding obligations may be satisfied by paying cash, having shares withheld or transferring shares to ShopNow.

    FEDERAL INCOME TAX CONSEQUENCES. The material U.S. federal income tax consequences to ShopNow and to any person granted an option under the 1996 plan who is subject to taxation in the United States under existing applicable provisions of the Code and underlying Treasury Regulations are substantially as follows. The following summary does not address state, local or foreign tax consequences and is based on present law and regulations as in effect on the date of this proxy statement.

    NONQUALIFIED STOCK OPTIONS. No income will be recognized by an optionee upon the grant of a nonqualified stock option.

    Upon the exercise of a nonqualified stock option, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Upon a later sale of those shares, the optionee will have capital gain or loss equal to the difference between the amount realized on such sale and the tax basis of the shares sold. Furthermore, this capital gain or loss will be long-term capital gain or loss if the shares are held for more than one year before they are sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the exercise price), and the shares' holding period will begin on the day after the exercise date.

    If the optionee uses already-owned shares to pay the exercise price of a nonqualified stock option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

    INCENTIVE STOCK OPTIONS. No income will be recognized by an optionee upon the grant of an incentive stock option.

    Upon the exercise of an incentive stock option during employment or within three months after the optionee's termination of employment (12 months in the case of permanent and total disability), the optionee will recognize no ordinary income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time equal to the excess of the fair market value of the shares over the exercise price).

    If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option exercise price will be taxed to the optionee as long-term capital gain or loss. If the shares are disposed of in an arm's length sale before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares received on the exercise date over the exercise price (or, if less, the excess of the amount realized on the sale of the shares over the exercise price), and the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between (a) the amount realized by the optionee upon that disposition of the shares and (b) the exercise price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

    The rules for the tax treatment of a nonqualified stock option also apply to an incentive stock option that is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of disability, as defined in the 1996 plan).

    COMPANY DEDUCTION. In all the foregoing cases, ShopNow will be entitled to a deduction at the same time and in the same amount as the participant recognizes in ordinary income, subject to certain limitations. Among these limitations is Section 162(m) of the Code, under which certain compensation payments in excess of $1 million are not deductible by ShopNow. As discussed above, the limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million paid to either ShopNow's chief executive officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Stock options granted under the 1996 plan are intended to qualify for this performance-based exception.

    As of April 14, 2000, the last reported sale price per share of our common stock on the Nasdaq National Market was $6.88.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                          AMENDMENTS TO THE 1996 PLAN.

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
            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires ShopNow's officers, directors and persons who own more than 10% of a registered class of ShopNow's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% shareholders are required by Commission regulation to furnish ShopNow with copies of all Section 16(a) forms they file.

    Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 1999 our officers, directors and greater-than-10% beneficial owners complied with all filing requirements required by Section 16(a) that are applicable to them.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Our board of directors has selected Arthur Andersen LLP to serve as independent public accountants. Arthur Andersen LLP has served as our independent public accountants since August 1998. On August 7, 1998, we dismissed Ernst & Young LLP as our independent accountants. Ernst & Young LLP's report on our consolidated financial statements for the two years ended
December 31, 1997 does not cover our consolidated financial statements included in the annual report to shareholders. Ernst & Young LLP's reports on the financial statements for the years ended December 31, 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The decision to change independent accountants was approved by the board of directors. During the years ended December 31, 1996 and 1997 and through August 1998, there were no reportable events, as defined in regulations of the Commission, or disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Prior to retaining Arthur Andersen LLP, we had not consulted with Arthur Andersen LLP regarding accounting principles.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Under the Commission's proxy rules, shareholder proposals that meet certain conditions may be included in ShopNow's proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at ShopNow's 2001 Annual Meeting must give notice of the proposal to ShopNow no later than December 11, 2000 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to ShopNow no fewer than 60 days prior to the anniversary date on which notice of the 2000 annual meeting was first mailed to shareholders. Receipt by ShopNow of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in ShopNow's proxy materials or its presentation at the 2001 annual meeting because there are other requirements in the proxy rules.

                                 OTHER MATTERS

    As of the date of this proxy statement, the board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the annual meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

    Copies of our 1999 annual report to shareholders are being mailed to shareholders, together with this proxy statement, form of proxy and notice of annual meeting of shareholders. Additional copies may be obtained from the Secretary of ShopNow, 411 First Avenue South, Suite 200 North, Seattle, Washington 98104.

    We will furnish a copy of any of the exhibits listed in our Annual Report on Form 10-K upon payment to us by the requesting party of our reasonable expenses to so furnish the exhibit(s) requested. Alternatively, copies of the exhibits may be obtained at the prescribed rates from the Public Reference Room of the Securities Exchange Commission, located at 450 Fifth Street, N.W., Washington, D.C. or through the Edgar system located on the Internet at http://www.sec.gov.

                           ANNUAL REPORT ON FORM 10-K

    SHOPNOW'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED IN SHOPNOW'S 1999 ANNUAL REPORT TO SHAREHOLDERS.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ DWAYNE WALKER

                                          Dwayne M. Walker
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

Seattle, Washington
April 20, 2000

                                                                      APPENDIX A

                                SHOPNOW.COM INC.

                              AMENDED AND RESTATED

                    1996 COMBINED INCENTIVE AND NONQUALIFIED

                               STOCK OPTION PLAN

    1. PURPOSES OF THE PLAN. The purposes of this Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan are:

    - to attract and retain the best available personnel for positions of substantial responsibility,

    - to provide additional incentive to Employees, Directors and Consultants, and

    - to promote the success of the Company's business.

    Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

    2.  DEFINITIONS.  As used herein, the following definitions shall apply:

    (a) "ADMINISTRATOR" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

    (b) "APPLICABLE LAWS" means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

    (c) "BOARD" means the Board of Directors of the Company.

    (d) "CODE" means the Internal Revenue Code of 1986, as amended.

    (e) "COMMITTEE" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

    (f) "COMMON STOCK" means the common stock of the Company.

    (g) "COMPANY" means ShopNow.com Inc., a Washington corporation.

    (h) "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

    (i) "DIRECTOR" means a member of the Board.

    (j) "DISABILITY" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

    (k) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

    (l) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    (m) "FAIR MARKET VALUE" means, as of any date, the value of Common Stock determined as follows:

        (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable;

        (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable; or

        (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

    (n) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

    (o) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

    (p) "NOTICE OF GRANT" means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

    (q) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

    (r) "OPTION" means a stock option granted pursuant to the Plan.

    (s) "OPTION AGREEMENT" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

    (t) "OPTION EXCHANGE PROGRAM" means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

    (u) "OPTIONED STOCK" means the Common Stock subject to an Option or Stock Purchase Right.

    (v) "OPTIONEE" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

    (w) "PARENT" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

    (x) "PLAN" means this Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan.

    (y) "RESTRICTED STOCK" means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

    (z) "RESTRICTED STOCK PURCHASE AGREEMENT" means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

    (aa) "RULE 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

    (bb) "SECTION 16(b)" means Section 16(b) of the Exchange Act.

    (cc) "SERVICE PROVIDER" means an Employee, Director or Consultant.

    (dd) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

    (ee) "STOCK PURCHASE RIGHT" means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

    (ff) "SUBSIDIARY" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

    3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 10,500,000 Shares, plus an annual increase to be added on each anniversary date of the Plan equal to the lesser of (i) 750,000 Shares, (ii) 3% of the Outstanding Shares on such date or (iii) a lesser amount determined by the Board. The Shares may be authorized, but unissued, or reacquired CommonStock.

    If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); PROVIDED, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

    4.  ADMINISTRATION OF THE PLAN.

    (a)  PROCEDURE.

        (i) MULTIPLE ADMINISTRATIVE BODIES. The Plan may be administered by different Committees with respect to different groups of Service Providers.

        (ii) SECTION 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

        (iii) RULE 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

        (iv) OTHER ADMINISTRATION. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

    (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

        (i) to determine the Fair Market Value;

        (ii) to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;

        (iii) to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

        (iv) to approve forms of agreement for use under the Plan;

        (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on the achievement of such performance goals as the Administrator may determine, in its sole discretion), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

        (vi) to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted;

        (vii) to institute an Option Exchange Program;

        (viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

        (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

        (x) to modify or amend each Option or Stock Purchase Right (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

        (xi) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

        (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

        (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

    (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

    5. ELIGIBILITY. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

    6. LIMITATIONS. (a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this
Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

    (b) Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such relationship at any time, with or without cause.

    (c) The following limitations shall apply to grants of Options:

        (i) No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 1,000,000 Shares.

        (ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,000,000 Shares which shall not count against the limit set forth in subsection (i) above.

        (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in
    Section 13.

        (iv) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

    7. TERM OF PLAN. Subject to Section 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

    8. TERM OF OPTION. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten
(10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

    9.  OPTION EXERCISE PRICE AND CONSIDERATION.

    (a) EXERCISE PRICE. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

        (i) In the case of an Incentive Stock Option

           (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

           (B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

        (ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

        (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

    (b) WAITING PERIOD AND EXERCISE DATES. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

    (c) FORM OF CONSIDERATION. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

        (i) cash;

        (ii) check;

        (iii) promissory note;

        (iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

        (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

        (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

        (vii) any combination of the foregoing methods of payment; or

        (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

    10.  EXERCISE OF OPTION.

    (a) PROCEDURE FOR EXERCISE; RIGHTS AS A SHAREHOLDER. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

    An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the

Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

    Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

    (b) TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three
(3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

    (c) DISABILITY OF OPTIONEE. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

    (d) DEATH OF OPTIONEE. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

    (e) BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

    11.  STOCK PURCHASE RIGHTS.

           (a) RIGHTS TO PURCHASE. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

           (b) REPURCHASE OPTION. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

           (c) OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

           (d) RIGHTS AS A SHAREHOLDER. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

    12. NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

    13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

           (a) CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

           (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten
       (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

           (c) MERGER OR ASSET SALE. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

    14. DATE OF GRANT. The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

    15.  AMENDMENT AND TERMINATION OF THE PLAN.

           (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan.

           (b) SHAREHOLDER APPROVAL. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

           (c) EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

    16.  CONDITIONS UPON ISSUANCE OF SHARES.

           (a) LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

           (b) INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

    17. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    18. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

    19. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                SHOPNOW.COM INC.

The undersigned hereby appoints DWAYNE M. WALKER and ALAN D. KOSLOW, and each or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of SHOPNOW.COM INC. held of record by the undersigned on April 3, 2000, at the Annual Meeting of Shareholders to be held on May 22, 2000, or any adjournment thereof.

            Please mark your votes as indicated in this example. /X/

1.   ELECTION OF DIRECTORS  FOR all nominees except as modified   WITHHOLD AUTHORITY to vote for all
                            to the contrary below / /             nominees listed below / /

  CLASS I DIRECTORS (FOR A TERM TO EXPIRE IN 2003): JACOB I. FRIESEL, MARK C.
                            MCCLURE, MARK H. TERBEEK

      CLASS II DIRECTOR (FOR A TERM TO EXPIRE IN 2001): EYTAN J. LOMBROSO

2. PROPOSAL TO AMEND THE AMENDED AND RESTATED 1996 COMBINED INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN TO INCREASE THE NUMBER OF RESERVED SHARES AND TO QUALIFY IT FOR EXEMPTION UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE.

    FOR the proposal to amend the Amended   AGAINST the proposal to amend the Amended   ABSTAIN / /
    and Restated 1996 Combined Incentive    and Restated 1996 Combined Incentive and
    and Nonqualified Stock Option Plan / /  Nonqualified Stock Option Plan / /

 (INSTRUCTIONS: To withhold authority to vote for any individual strike a line through the nominee's name above).

       (THIS PROXY CARD CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. PROXY CARDS PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED FOR THE PROPOSALS. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                              Dated ______________________, 2000

                                              __________________________________

                                                           Signature

                                              __________________________________

                                                  Signature if Held Jointly

                                              Please sign exactly as name
                                              appears below. When shares are
                                              held by joint tenants, both should
                                              sign. When signing as attorney,
                                              executor, administrator, trustee
                                              or guardian, please give full
                                              title as such. If a corporation,
                                              please sign in full corporate name
                                              by President or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.